Exhibit 10.26

EMPLOYMENT AGREEMENT commences the 7 April 2014 BETWEEN:

Moneytech Services Pty Limited ACN 112 110 933 of Level 6197 Pacific Highway, North Sydney NSW 2060 ("Moneytech")

and

Mr David Frost, 49/2a Palmer Street, Cammeray NSW 2062 ("You" or "Employee")

Definitions:

Business means the commercial activities of Moneytech in the field of trade and inventory financing, debt factoring, foreign exchange contracts and financial product and/or services generally.

Capacity means as an agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;

Competitor means any institution, bank, firm, company or other business entity that engages in Business similar to that carried on by Moneytech during the period of the Employee's employment.

Confidential information means all information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory stick) relating to the business, products, affairs and finances of Moneytech or any Group Company for the time being confidential to Moneytech and any Group Company and trade secrets including, without limitation, customer lists, banking knowledge, account knowledge, spread knowledge and know-how relating to the business of Moneytech or any Group Company or any of its suppliers, clients, customers, agents, distributors, shareholders or management whether or not such information is marked confidential;

Customer means any firm, company or person who during the 12 months prior to the Termination Date has been supplied with any Restricted Services by Moneytech and with whom you have had contact in order to supply Restricted Services in the course of your employment.

Group Company means any related entity of Moneytech;

Potential Customer means a Customer with whom you, on behalf of Moneytech have had contact with at any time during the 12 month period prior to the Termination Date and with whom you have been actively soliciting Business for the purpose of providing Restricted Services.

Restricted Person means a person employed or engaged by Moneytech who could materially damage the interests of Moneytech if they were involved in any Capacity in any business which competes with the Business.

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Restricted Services means all and any services of any kind relating to the Moneytech Business or any Group Company.

Serious Misconduct means

a)
the wilful or deliberate behaviour and/or conduct of an employee, that causes serious and imminent risk to the health and safety of a person, or the reputation, viability or profitability of Moneytech's business;

b)	theft;
c)	fraud;
d)	assault;
e)	an employee being intoxicated (alcohol or drugs, other than prescribed drugs) at work;
f)	the employee refusing to carry out a lawful and reasonable instruction that is consistent with the terms of this Agreement

Termination Date means the date on which your Employee's employment under this Agreement terminates.

IT IS AGREED as follows:

1.0	Role
1.1
Moneytech will employ you in the role of Business Development Manager. Your employment will commence on 7th April 2014. In this role, you will be required to perform the duties as set out in the position Description that has been provided to you a copy of which is annexed hereto and marked Annexure A.

1.2
You may be required to undertake additional and/or other duties from time to time by Moneytech so to allow Moneytech to meet its changing business needs. Whilst employed by Moneytech, you agree to apply your full time, attention and ability to the performance of your duties.

2.0	Working in Australia for Moneytech
2.1
You warrant that you from time to time be are entitled to work in Australia without any additional approvals and agree to notify Moneytech immediately if you cease to be so entitled during your employment with Moneytech.

2.2	You warrant that you are also under no other restrictions form a competitor which would hinder you from commencing your employment with Moneytech on the nominated start date.
2.3	Your place of work will normally be Level 6, 97 Pacific Highway, North Sydney NSW 2060 Australia.
2.4
Moneytech may require you to work at any other premises which Moneytech has or may establish at a later stage in Australia. Moneytech will provide you with reasonable notice of any such change in your place of work.

2.5	You may from time to time be required to travel within Australia and abroad to other work locations in the performance of your duties.

3.0	Probation Period
3.1
There will be an initial probationary period of six (6) months ("Probation Period'') during which either you or Moneytech may, terminate the employment by the provision of one week's written notice to the other party. Moneytech, in its sole discretion, may give you one (1) weeks' notice of termination or remuneration of one (1) weeks' salary in lieu of notice.

3.2
Should Moneytech be of the view that your performance has not been satisfactory during the Probation Period, it may at its absolute discretion, extend the Probation Period by a further three (3) months.

3.3
On or before the expiry date, your manager will assess your suitability for permanent employment based on your performance against your performance criteria (position description and other work instructions issued to you during the course of your employment). At that time your manager will either confirm your permanent employment status or terminate this Agreement.

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4.0	Remuneration
4.1
You will be on a salary of AUD$90,000.00 per annum including the superannuation guarantee of 9.25%. Your base salary will be payable MONTHLY on or about the 15th day of each month and paid two (2) weeks in arrears and two (2) weeks in advance. Your salary, net of tax, will be deposited into your nominated bank account.

4.2
Salary reviews occur annually. Adjustment will be made on the basis of Moneytech's financial performance, market salary comparisons and your manager's assessment of your work performance. Moneytech will increase your salary, benefits or commissions at its absolute discretion only.

4.3
You agree to allow Moneytech to deduct from your salary any sums owed by you to Moneytech including, without limitation, any overpayments or loans made to you by Moneytech, season loans and expense floats outstanding or losses sustained by Moneytech as a result of your negligence or breach of Moneytech's policies.

5.0	Hours of employment
5.1
You are required to work a minimum of 38 hours per week. Your normal hours of employment will be from 8:30am to 5:30pm on Monday to Friday during which, a forty five minute lunch break maybe taken, anytime between 12:00pm and 2:00pm.

5.2
You may be required to work such reasonable hours outside normal hours of employment as Moneytech considers as being necessary to meet the needs of the business. Your remuneration package is designed to compensation you for any additional hours that we may require or request you to work each week.

6.0	Annual Leave Entitlement
6.1
You are entitled, in addition to the applicable public holidays, to take twenty (20) days annual leave, accrued on a pro-rata basis, each year, running from 1st January to 31st December (the "Annual Leave Year").

6.2
Annual leave must be taken at times convenient to Moneytech and is subject to approval by Moneytech. Sufficient notice of intention to take annual leave must be provided by you to Moneytech. A maximum of ten (10) days annual leave may be taken at any one time unless prior written permission is granted by Moneytech.

6.3
On termination of employment, if you have taken annual leave in excess of your entitlement, deductions from your final salary will be made accordingly. In this regard, by accepting this offer of employment, you irrevocably authorises Moneytech to make such deductions and if insufficient funds are available from the last salary payment, you accept and agree that Moneytech is entitled to recover the amount owed as a debt to Moneytech. If you have accrued annual leave at the time of termination of employment, Moneytech may at its discretion, require you to take outstanding holiday during your notice period or make a payment in lieu thereof.

7.0	Personal (Sick and Carer's) Leave Entitlement
7.1
If during your employment, you are not able to work due to illness or accident, you must inform the General Manager, Ms Sonja Sandral (or in their absence another senior member of staff) by telephone by Sam on the first day of your inability to work and on each subsequent day which you were scheduled to work had it not been for the illness or accident.

7.2
You must produce a suitable medical certificate in respect of any leave to be taken as personal leave. Such medical certificate must be submitted to your line manger within 2 working days of your return to work. If no medical certificate is produced or Moneytech does not consider the medical certificate produced as suitable, you will not be paid for the day/s of absence from work.

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7.3
In the case of extended Personal Leave (more than 10 working days), Moneytech will be   entitled to require you to undergo examinations by a medical adviser to be appointed or approved by Moneytech and you authorises the medical adviser to disclose to Moneytech the results of the examination and discuss with you any matters arising from the examination that relate to the Personal Leave.

7.4
Under the Fair Work Act 2009, you will be paid your normal base remuneration for a maximum of 10 working days for Personal Leave (which includes sick and carer's leave) in any one year. Entitlement to payment of this amount is subject to notification of absence and production of suitable acceptable medical certificates.

7.5	Any accrued Personal Leave that is unused in a given year cannot be cashed out and cannot be paid out on termination of employment.
7.6	If you become ill whilst on annual leave (including public holidays) you will not be entitled to additional annual leave in compensation for the period of illness.

8.0	Long Service Leave
8.1	You will be entitled to long service leave ("Long Service Leave") after the completion of long term of service with Moneytech of at least ten (10) years continuous service with Moneytech3
8.2	Where you are terminated, any unused Long Service Leave entitlement will be paid out to you on a pro-rata basis.

9.0	Parental Leave
9.1
You are entitled to 12 months unpaid parental leave for the birth or adoption of their child.This entitlement is available to you after you have completed 12 months of continuous service with Moneytech immediately prior to the period of the proposed Parental Leave.

9.2
You may request an extension of the period of parental leave to a maximum of 24 months in total. This request must be made in writing at least four weeks before when it is intended to take the leave. Moneytech is entitled to request the provision of a suitable medical certificate stating the expected date of birth of a child in relation to which the parental leave is sought. The request will be considered by Moneytech and response provided to the Employee within reasonable time, setting out whether or not the request is accepted or refused. In considering the request, Moneytech will take into account such matters as the effect on the workplace, the ability to manage workload among existing staff, the edibility to recruit a replacement employee and any other factors.

10.0	Termination of Employment
10.1
Subject to the successful completion of the Probation Period, your employment may be terminated by either party providing the other no less than one (1) months written notice of termination of employment ("Notice"). Voluntary termination by you does not warrant severance pay.

10.2	Moneytech reserves the right to:
(a) pay your salary in lieu of Notice;
(b) require you to attend to work to perform your duties for the duration of the Notice; or
(c) place you on gardening leave as described in this Agreement.

11.0	Summary Dismissal
11.1	Moneytech may terminate your employment at any time without prior notice or payment in lieu if you:
(a) are guilty of gross or Serious Misconduct;
(b) are convicted of any criminal offence;
(c) become bankrupt or make any arrangement or composition with or for the benefit of your creditors;
(d) become of unsound mind or a patient under any statute relating to mental health.
11.2	Any delay by Moneytech in exercising such right of termination does not constitute a waiver thereof.

Moneytech may waive its right to Notice when requested to do so in writing by you.

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12.0	Redundancy
12.1
Your role may be made redundant where Moneytech decides that it no longer requires the role to be performed, the role is replaced due to the introduction of new technologies, the business of Moneytech slows down due to lower sales or production, Moneytech relocates its offices, a merger or takeover takes place, there is a restructure or reorganisation of Moneytech or for any other genuine operational reasons.

13.0	Obligations upon Termination
13.1	Upon termination of this Agreement, you will:
(a)
immediately deliver to Moneytech all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of Moneytech in your possession or under your control; and

(b)
Irretrievably delete any information relating to the business of Moneytech stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside Moneytech 's premises.

13.2
You hereby irrevocably appoint Moneytech to be your attorney at law in relation to the business affairs of Moneytech for the purpose of execution and amendment of any such instruments or thing and generally to use your name for the purpose of giving Moneytech the power to execute documents that relate to the business affairs of Moneytech and which require your sign-off and/or consent, on your behalf.

For the avoidance of doubt, this Power of Attorney is intended to be utilised to give Moneytech or its nominee the benefit of the provisions raised in Clause 14.0 "Intellectual Property."

14.0	Intellectual Property
14.1
Any discovery or invention or secret process or improvement in procedure made or discovered by the Employee during the currency of this Agreement in connection with or in any way affecting or relating to the business of Moneytech and/or a Group Company or capable of being used or adapted for use therein or in connection therewith shall be disclosed to Moneytech or Group Company (as the case may be) and shall belong to and be the absolute property of Moneytech.

14.2
The Employee shall, if and when required to do so, (whether during or after the termination of this agreement) at Moneytech's expense apply or join in applying for letters patent or other similar protection in Australia or in any other part of the world for any such discovery, invention, process or improvement as aforesaid and shall execute all instruments and do all things necessary to vest the letters patent or other similar protection when obtained and all right and title to an interest in the same in Company Group or its nominee absolutely and as sole beneficial owner or in such other person as Moneytech may require.

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15.0	Restrictions
15.1	You undertake that you will not, in any Capacity (without the previous consent in writing of Moneytech) for:
(a)
a period of three (3) months immediately after the Termination Date, carry on, or be engaged or employed in a similar role as that carried on by you for Moneytech during the 12 months prior to the Termination Date with any Competitor;

	(b)	a period of six (6) months immediately after the Termination Date, negotiate or, solicit Business from, or endeavour to entice away from Moneytech a Customer, or a Potential Customer;
(c)
a period of six (6) months immediately after the Termination Date, undertake, to provide or supply either directly or indirectly, any Restricted Services to or for any person who is or was a Customer, or a Potential Customer;

	(d)	a period of six (6) months immediately after the Termination Date, negotiate, solicit, or deal with or endeavour to entice away from Moneytech any Restricted Person.
15.2	At no time after the Termination Date will you directly or indirectly represent yourself as being interested in or employed by or in any way connected with Moneytech, other than as a former employee of Moneytech.

15.3
You agree that having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of Moneytech and that they do not bear harshly upon you and the parties agree that:

(a)
each restriction will be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions will not be affected; and

(b)
if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction will apply with such deletion as may be necessary to make it valid and enforceable.

16.0	Data Protection
16.1
Under the provisions of the National Privacy Principles, you agree that your personal Information may be held by Moneytech and processed by Moneytech for all matters and purposes in connection with your employment with the Moneytech and any company that is connected with Moneytech at present or in the future. Such information can also be transferred to any Group Company.

17.0	Employee Monitoring
17.1
The Employee consents to Moneytech monitoring and recording any use that they makes of Moneytech's electronic communications systems for the purpose of ensuring that Moneytech's rules are being complied with and for legitimate business purposes. The Employee will comply with any electronic communication systems policies that Moneytech may issue from time to time.

18.0	Confidentiality
18.1
You acknowledge that during your employment, you will be in possession of Confidential Information. You will endeavour to act at all times in the best interests of Moneytech and without prejudice to common law duties, you will not (except in the proper course of their duties as authorised or required by law or authorised by Moneytech, either during your employment or at any time after termination of your employment (howsoever arising):

(a)	use any Confidential Information; or
(b)	make or use any Copies; or
(c)	disclose any Confidential Information to any person, company or other organisation whatsoever.
18.2	This clause does not apply to any Confidential Information which is or becomes available in the public domain other than through your unauthorised disclosure.
18.3	You will be responsible for protecting the confidentiality of the Confidential Information and will:
a)
use your best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of her duties as required by law or as authorised by Moneytech; and

	b)	inform Moneytech immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.
18.4	All Confidential Information will be the property of Moneytech and will be handed over to Moneytech by you on the termination of your employment or at the request of Moneytech, at any time during your employment.

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19.0	Company Policies and Regulations
19.1
Notwithstanding anything contained in these Conditions to the contrary, the employment of the Employee shall otherwise be subject to the terms and conditions contained in Moneytech's policies and procedures as issued from time to time. Moheytech's policies and procedures apply to all of the Group Companies in full and without exception.

19.2
The Employee agrees to comply with any and all Moneytech instructions and regulations and understands they will be personally liable to Moneytech for any loss caused by their illegal or dishonest conduct. While on Moneytech premises, the Employee will comply with Moneytech's rules and regulations. Access to Moneytech premises for the purpose of performing services may require the Employee wear personal identification (badge and/or other credentials) that Moneytech may issue. Upon termination, the Employee will return all such credentials, or provide written confirmation of the loss or destruction of the credentials.

20.0	Outside Interests
20.1
During your employment, you will not, except as a representative of Moneytech or with the prior written approval of Moneytech whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation). Any involvement during the course of your employment with a business or concern, which either directly or indirectly competes with Moneytech is strictly forbidden.

20.2	You agree not to use or cause to be used Moneytech's property facilities or resources for any purpose other than those of M Moneytech.

21.0	Gifts
21.1
You will not accept a cash gift of any amount, or any gift or other benefit in kind of more than nominal value, from any person or firm having business relations, or prospective business relations with Moneytech unless specifically agreed to by Moneytech.

22.0	Governing Law and Jurisdiction
22.1
This Agreement will be governed and construed in accordance with the laws of New South Wales, Australia and the parties hereby submit to the non-exclusive jurisdiction of the Courts of New South Wales, Australia.

23.0	Changes in Terms and Conditions
23.1
Moneytech reserves the right to make changes to the terms and conditions of the Employee's employment with Moneytech. Such changes will form part of this Agreement and will be deemed to be accepted by you unless you notify Moneytech of any objections in writing before the expiry of the notice period as described in the written notification issued by Moneytech.

24.0	Dealing with the Media

The Employee must not, without prior consent of Moneytech, communicate with or disclose to any representative of the media, any information of any nature whatsoever relating to Moneytech, its client or customers or this Agreement.

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Executed as an Agreement by:

Signed for and on behalf of Moneytech Services Pty Limited.

/s/ Hugh Evans	HUGH EVANS
Signature of Authorised Officer	Name of Authorised Officer

/s/ Sonja Sandral	SONJA SANDRAL
Signature of Witness	Name of Witness

SIGNED by Mr David Frost

/s/ David Frost
Signed

/s/ Sonja Sandral	Sonja Sandral
Signature of Witness	Name of Witness

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Annexure A

Position Description

Personal Attributes

•	Excellent oral, written and verbal communication skills
•	Ability to organise and manage multiple tasks
•	Results-oriented approach to work and proven experience of working to deadlines
•	Ability to build and maintain relationships in a team environment
•	Flexible approach to work duties
•	Ability to work autonomously or as part of a team, as required
•	Show an understanding of the challenges facing the industry at present and illustrate a knowledge of the operational attention to detail that will be required to succeed within the industry

Key Tasks and Activities

•	Meeting clients or managers to discuss the business objectives and requirements of the job
•	Interpreting the client's business needs and developing a concept to suit their purpose
•	Achieving sales targets
•	Maintaining and expanding relationships with existing clients/accounts to increase their current spend
•	Drive peak performance and sales success across the organisation
•	Negotiate and close contracts
•	Instrumental in devising and implementing the strategy for meeting sales performance targets
•	Completing administrative work, as required
•	Ad hoc tasks as instructed by management from time to time

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